                                                                     EXHIBIT 4.2

                      STOCK PURCHASE AND VOTING AGREEMENT
                             (Executive Officers)

     This Stock Purchase and Voting Agreement (the "Agreement") is made as of March 15, 1999 between Vulcan Ventures Incorporated, a Washington corporation ("Purchaser"), and ________________, an individual ("Seller"), with reference to the following facts:

     Concurrently herewith Purchaser is entering into an agreement (the "Stock Purchase Agreement") with Gordon, Inc., a Delaware corporation (the "Company") to purchase shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") in two issuances (the "First Issuance" and "Second Issuance," respectively).

     Purchaser would be unwilling to enter into the Stock Purchase Agreement without the agreements of Seller contained herein.

     As an inducement to cause Purchaser to enter into the Stock Purchase Agreement, Seller has agreed to enter into this Agreement.

     In consideration of the foregoing premises and the mutual covenants and promises contained herein, Purchaser and Seller hereby agree as follows:

     1.  Purchase and Sale of Shares.
         ---------------------------
         1.1  Agreement to Purchase; Option.
              -----------------------------
              (a) On the terms and subject to the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, at the Closing (as defined in Section 1.1(d)), ____________ shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), at a purchase price per share (the "Purchase Price") equal to the greater of $90.00 or the price paid by the Company in the Offer (as defined below). Notwithstanding the foregoing, in the event of a termination of the Second Issuance Agreements (as defined in the Stock Purhase Agreement) pursuant to
Section 9 of the Stock Purchase Agreement (other than on account of Purchaser's breach), Purchaser shall instead have the option (the "Option") (but not the obligation) in its sole and absolute discretion to purchase from Seller, at the Closing, one-half of the Shares for the Purchase Price. The Option shall be exercisable in whole or in part by Purchaser by written notice to Seller (the "Exercise Notice"), specifying the total number of Shares Purchaser intends to purchase pursuant to such exercise, within thirty (30) days after such termination of the Second Issuance Agreements. In the event of a termination of the Second Issuance Agreements on account of Purchaser's breach, all obligations of the parties under this Section 1 will immediately terminate and Purchaser shall not be entitled to exercise the Option.

              (b) The obligation of Seller to close the sale of Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Seller in his or her sole discretion: (i) the representations and warranties of Purchaser in Section 4 of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date; (ii) all waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; and (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by any governmental body, nor any statute, rule, regulation or order promulgated or enacted by any governmental body prohibiting, or otherwise restraining, such sale .

              (c) The obligation of Purchaser to close the purchase of the Shares pursuant to this Section 1 is subject to the following conditions, any of which may be waived by Purchaser in its sole discretion: (i) the representations and warranties of Seller in Section 3 of this Agreement shall be true and correct on the Closing Date with the same effect as if made on and as of such date; (ii) at the Closing, there shall not be in effect any injunction, writ or temporary restraining order or any other order of any nature issued by a court or agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided nor shall there by any litigation or proceeding pending or threatened in respect of the transactions contemplated hereby; and (iii) Purchaser shall have received all regulatory approvals under the Stock Purchase Agreement, including the expiration or termination of the waiting period under the HSR Act.

              (d) The closing of the purchase of Shares pursuant to this Section 1 (the "Closing") shall take place (i) concurrently with, and at the same place as, the "Second Closing" under the Stock Purchase Agreement if such Second Closing occurs, or (ii) if Purchaser exercises the Option, on the date and at the time and place specified in the Exercise Notice; provided, however, that if
                                                     --------  -------
as of the Second Closing or the date for closing specified in the Exercise Notice (as applicable) any of the conditions specified in Section 1.1(c) hereof shall not have been satisfied or waived, Purchaser may postpone the Closing until a date within two business days after such conditions are satisfied or waived; provided further, the Closing shall not precede the Company's public
        -------- -------
release of its financial results for its fiscal quarter ending March 31, 1999, and the Closing shall be postponed until such date if necessary; provided
                                                                 --------
further,upon consummation of the Second Closing and the Offer, the conditions to
-------
the Closing set forth in Sections 1.1(b)(i) and 1.1(c)(i) above shall be deemed to be satisfied, other than with respect to Seller's representations and warranties contained in Section 3.1. The date of the Closing is hereinafter referred to as the "Closing Date."

     At the Closing, Seller will deliver to Purchaser the certificates representing the Shares being purchased pursuant to this Section 1.1, without restrictive legends (other than with regard to the registration requirements under the Securities Act of 1933, as amended) and duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Purchaser shall either
(i) wire transfer to the account designated by Seller or (ii) deliver to Seller a certified or bank cashier's check payable to or upon the order of Seller, in either case in an amount equal to the sum of the number of Shares being purchased from Seller at such Closing multiplied by the Purchase Price in immediately available funds.

              (e) In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, the type and number of shares or securities subject to this Section 1, and the Purchase Price, shall be

                                      -2-
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adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive at the Closing the same class and number of outstanding shares or other securities or property that Purchaser would have received in respect of the Common Stock if the Closing had occurred immediately prior to such event, or the record date therefor, as applicable.

         1.2 Agreement Not to Tender. If Purchaser commences a tender offer
             -----------------------
(the "Offer") for the Common Stock pursuant to the Stock Purchase Agreement, Seller shall not tender any shares of Common Stock that he owns beneficially or of record in such Offer.

         1.3 Covered Option Shares. The parties acknowledge and agree that
             ---------------------
the Shares subject to this Section 1 include _________ shares of Common Stock (the "Covered Option Shares") that Seller has the right to acquire within thirty
(30) days of the date hereof through exercise of vested options to purchase Common Stock ("Stock Options"). Seller agrees to exercise a sufficient number of Stock Options sufficiently in advance of the Closing, and to take all action necessary to have certificates issued with respect to the shares issuable upon exercise of such Stock Options, to permit Seller to deliver the number of Covered Option Shares to Purchaser pursuant to this Agreement at such Closing.

     2.  Voting Agreement.
         ----------------

         2.1 Except as provided in Section 2.2, Seller agrees that at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Seller will vote (or cause to be voted) all of the shares of the Company owned beneficially or of record by Seller (including, without limitation, any shares as to which Seller becomes the record or beneficial owner after the date hereof) (a) in favor of approval of (i) Purchaser's acquisition of the Company's capital stock pursuant to the Second Issuance, the Offer, and this Agreement and similar agreements with other officers, directors and employees of the Company (together, the "Purchaser Acquisitions"), and (ii) any matter that could reasonably be expected to facilitate the Purchaser Acquisitions and the other transactions contemplated by the Stock Purchase Agreement (including the election of a Board of Directors of the Company consistent with the provisions of the Stock Purchase Agreement); (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreement or of Seller under this Agreement; and (c) against any action or agreement that is intended, or might reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Purchaser Acquisitions and the other transactions contemplated by this Agreement and the Stock Purchase Agreement.

         2.2  Exceptions. Notwithstanding anything herein to the contrary,
              ----------
Seller shall not be obligated to vote any Shares or any other capital stock in the manner described in Section 2.1 on or after the first to occur of the Closing or a termination of the parties' obligations under Section 1.

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     3.  Representations and Warranties of Seller.  As a material inducement to
         ----------------------------------------
Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

         3.1 Sole Ownership of Shares; No Encumbrances. On the date hereof,
             -----------------------------------------
Seller is-the record owner of (a) ___________ shares of Common Stock (the "Existing Shares"), and (b) Stock Options to purchase ________ shares of Common Stock (the "Existing Options"), which Stock Options will be vested as to ________ shares of Common Stock within 30 days of the date hereof. On the date hereof, such shares and Stock Options constitute all of the shares of Common Stock and Stock Options owned of record and beneficially by Seller. Seller has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Existing Shares and the shares of Common Stock purchasable upon exercise of the Existing Options, with no limitations, qualifications or restrictions on such rights, and Seller does not possess such powers over any other shares of Common Stock. The Existing Shares and the certificates representing such shares are now, and at all times during the term hereof the Existing Shares and any shares of Common Stock that Seller acquires through the exercise of Stock Options will be, held by Seller free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever and, in connection with the transfer of Shares to Purchaser in the Offer, Seller shall transfer to and unconditionally vest in Purchaser good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

         3.2 Validity; Binding Effect; No Conflict. This Agreement has been duly
             -------------------------------------
and validly executed by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Seller is subject or by which Seller is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

         3.3 Brokerage. No investment banker, broker, financial advisor, finder
             ---------
or other person is entitled to a commission or fee from Seller in respect of this Agreement or

                                      -4-
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the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Seller.

         3.4  Reliance by Purchaser.  Seller understands and acknowledges that
              ---------------------
Purchaser is entering into the Stock Purchase Agreement in reliance upon Seller's execution and delivery of this Agreement and the representations, warranties and covenants of Seller set forth herein.

     4.  Representations and Warranties of Purchaser. As a material
         -------------------------------------------
inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller that as of the date hereof and as of the Closing Date:

         4.1  Validity; Binding Effect; No Conflict.  This Agreement has been
              -------------------------------------
duly and validly executed by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any law, ordinance, rule, regulations, orders, judgment, or decree to which Purchaser is subject or by which Purchaser is bound; or (ii) violate or conflict with or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by or result in the creation of any lien, security interest, change or encumbrance upon any of the properties or assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Purchaser is a party or by which any of her assets may be bound or affected. Except for required approvals under the HSR Act, no consent, approval, authorization or action by or any filings with any federal, state or local governmental agency or any other third party are required in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

         4.2  Brokerage.  Except for NationsBanc Montgomery Securities LLC, no
              ---------
investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Purchaser in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of Purchaser.

     5.  Additional Covenants.
         --------------------

         5.1  No Solicitation.  Seller shall not, and shall direct and use
              ---------------
Seller's best efforts to cause his or her agents and representatives not to, directly or indirectly solicit (including by way of furnishing information) or respond to any inquires or the making of any proposal by any person or entity (other than Purchaser) concerning any Transaction Proposal (as defined in the Stock Purchase Agreement); provided, however, nothing herein shall preclude
                           --------  -------
Seller, in his capacity as a director of the Company, from exercising his fiduciary duties in accordance with Section 5.5 of the Stock Purchase Agreement. If Seller receives any such inquiry or proposal with respect to the sale of Shares, then Seller shall

                                      -5-
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promptly inform Purchaser in the same manner as set forth in Section 12.2 of the
Stock Purchase Agreement. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2  Notice of Additional Shares.  Seller hereby agrees to promptly
              ---------------------------
notify Purchaser in writing of the number of shares of Common Stock that may be acquired by Seller, if any, after the date hereof.

         5.3  Further Assurances. From time to time, at the other party's
              ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5.4  Restrictions on Transfers. Prior to the first to occur of the
              -------------------------
Closing or a termination of the parties' obligations under Section 1, Seller shall not sell, transfer, encumber or otherwise dispose of any of the Shares, and shall not take any action inconsistent with his or her obligations hereunder.

         5.5  Right of First Refusal
              ----------------------
              (a) Except for Permitted Transfers, so long as Purchaser owns beneficially or of record shares of Common Stock (including shares of Common Stock issuable upon the conversion of Series A Preferred Stock) representing at least 15% of the outstanding Common Stock, Seller shall not Transfer after consummation of the Second Closing any shares of the Common Stock (whether owned as of the date hereof or acquired thereafter) (such shares of Common Stock are hereinafter referred to as the "Subject Shares"), or any right or interest therein, unless Seller shall have first given at least two full business days' advance written notice (the "Right of First Refusal Notice") to Purchaser of Seller's intent to do so and such Transfer is thereafter completed in accordance with this Section 5.5. The Right of First Refusal Notice shall specify the terms of the proposed Transfer, including without limitation the number of Subject Shares proposed to be Transferred, the consideration per share, the timing of the transaction, and the name of the proposed transferee if Seller has received a bona fide offer to acquire Subject Shares. Purchaser shall have the right, exercisable by written notice to Seller ("Purchaser's Notice") within such two business day period, to purchase from Seller such number of the Subject Shares Seller proposes to Transfer as described in Purchaser's Notice on the terms set forth in the Right of First Refusal Notice (provided that if the proposed Transfer is not for cash, then Purchaser may deliver cash equal to the fair market value of such non-cash consideration); provided, however, that if Seller
                                              -----------------
proposes to Transfer Subject Shares pursuant to a bona fide written offer which is disclosed in the Right of First Refusal Notice, then Purchaser may not exercise its right of first refusal with respect to less than all of the Subject Shares Seller proposes to Transfer pursuant to such bona fide written offer. In the event that Purchaser does not exercise its right of first refusal with respect to a proposed Transfer described in a Right of First Refusal Notice, Seller shall have the right, for a period of ninety (90) days from the date of the Right of First Refusal Notice, to Transfer such number of Subject Shares described in such Right of First Refusal Notice at the price and on

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the terms set forth in such Right of First Refusal Notice. No Transfer of the
Subject Shares specified in the Right of First Refusal Notice shall be made after the expiration of such 90-day period, nor shall any change in the terms of Transfer or change in the transferee (if specified) be made, without a new Right of First Refusal Notice and compliance with the terms of this Section 5.5.

               (b)  The term "Permitted Transfer" for purposes of this Section
5.5 shall mean (i) any Transfer of Subject Shares pursuant to a merger or other reorganization which would be tax-free to Seller (without regard to the amount of the gain or loss), provided that Purchaser's right of first refusal shall, with respect to such Subject Shares, be applicable to the securities or other consideration acquired in such merger or other reorganization, (ii) any sales pursuant to the manner of sale restrictions and unsolicited broker's transaction provisions of Rule 144(f) and (g) under the Securities Act of 1933, as amended,
(iii) bona fide gifts of no more than an aggregate of 5% of the Subject Shares in any 360-day period, (iv) Transfers to trusts for the benefit of Seller or his immediate family for estate planning purposes where the transferee has agreed in writing to be bound by Seller's obligations under this Section 5.5. The term "Transfer" shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise, of any interest in the Subject Shares.

              (c) Purchaser's rights under this Section 5.5 all terminate 180 days after the date on which Seller ceases to be an officer of the Company.

     6.  Miscellaneous.
         -------------

         6.1  Survival of Representations, Warranties and Agreements.  All
              ------------------------------------------------------
representations, warranties and agreements made by Seller or Purchaser pursuant hereto shall survive Closing.

         6.2  Binding Agreement; Assignments; Third-Party Beneficiaries. This
              ---------------------------------------------------------
Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights, benefits or obligations under this Agreement to any person without the prior written consent of the other party; provided, however, that Purchaser may
                                          --------  -------
assign its rights, benefits or obligations under this Agreement, without the prior consent of the Company, to an Affiliate of Purchaser (as defined in Section 5.7 of the Stock Purchase Agreement). No such assignment shall relieve the Purchaser of its obligations under this Agreement. Nothing contained in this Agreement shall confer any rights or remedies upon any other person, firm or corporation.

         6.3  Waiver of Provisions. The terms, covenants, representations,
              --------------------
warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

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

         6.4  Specific Performance. Each of the parties hereto recognizes and
              --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         6.5 Notices. Any notice or other communication required or permitted
             -------
hereunder shall be expressed in writing and delivered in person or sent by certified or registered mail, return receipt requested, or sent by overnight courier service such as Federal Express and confirmed by certified or registered mail, return receipt requested, or sent by facsimile (receipt confirmed) to (a) Purchaser at its address specified in the Stock Purchase Agreement, and (b) to Seller at the addresses set forth on the signature page hereof, or at such other addresses as the parties shall designate by written notice to the other. All notices shall be deemed received on the third business day after mailing or the first business day after delivery to the overnight courier service or the same business day if personally delivered or sent by facsimile.

         6.6 Cooperation. Each party shall cooperate and use its best efforts to
             -----------
consummate the transaction contemplated herein. In addition, each party shall cooperate and take such action and execute such other and further documents as reasonably may be requested by any other party from time to time after the consummation of the transactions contemplated herein to carry out the terms and provisions and intent of this Agreement.

         6.7 Severability. If any term, provision, covenant or restriction of
             ------------
this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         6.8 Entire Agreement; Modification. This Agreement contains the entire
             ------------------------------
agreement between the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

         6.9 Governing Law. The Agreement shall be governed by and construed
             -------------
under the of the State of Washington.

         6.10 Counterparts. This Agreement may be executed in one or more
              ------------
counterparts, all of which taken together shall constitute one instrument.

                               SIGNATURE PAGE TO
                      STOCK PURCHASE AND VOTING AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

                              PURCHASER:

                              Vulcan Ventures Incorporated


                              By:
                                 ------------------------------
                                  Name:

                                  Title:

                              SELLER:


                              Signature:
                                        ---------------------------

                              Print Name:
                                         --------------------------

                              Address:
                                      -----------------------------

                                      -----------------------------

                              Facsimile:
                                        ----------------------------

                                      -9-